AMENDMENT NO. 3

TO

SHAREHOLDER SERVICES PLAN

Class R Shares

(Reimbursement)

The Shareholder Services Plan Class R Shares (Reimbursement) (the “Plan”), effective February 12, 2010, is hereby amended, effective June 11, 2012, as follows:

WHEREAS, the Plan is hereby amended to remove Invesco Commodities Strategy Fund;

NOW THEREFORE, the parties agree that;

1.	Schedule A to the Plan is hereby deleted and replaced in its entirety with the following:

“Schedule A

AIM Counselor Series Trust (INVESCO COUNSELOR SERIES TRUST)

Invesco Equally-Weighted S&P 500 Fund

Class R Shares

AIM Investment Funds (INVESCO INVESTMENT FUNDS)

Invesco Pacific Growth Fund

Class R Shares”